Exhibit 99.1

KULR Releases Letter to Shareholders

SAN DIEGO / GLOBENEWSWIRE / June 08, 2023 / KULR Technology Group, Inc. (NYSE American: KULR) (the "Company" or "KULR"), a leading energy management platform company accelerating the global transition to a sustainable electrification economy, today released a letter to shareholders from Chief Executive Officer Michael Mo. Various topics are discussed including the Company’s underlying fundamentals and how the KULR ONE Platform, which includes the KULR ONE Design Solutions ("K1DS") platform and KULR ONE battery module, has become a significant focus for KULR in 2023 and will remain going forward.

The shareholder letter can be found on the Company’s website and a link is accessible here.

About KULR Technology Group Inc.
KULR Technology Group Inc. (NYSE American: KULR) is a leading energy management platform company offering proven solutions that play a critical role in accelerating the electrification of the circular economy. Leveraging a foundation in developing, manufacturing, and licensing next-generation carbon fiber thermal management technologies for batteries and electronic systems, KULR has evolved its holistic suite of products and services to enable its customers across disciplines to operate with efficiency and sustainability in mind. For more information, please visit www.kulrtechnology.com.

Safe Harbor Statement
This press release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on March 28, 2023. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Investor Relations:

KULR Technology Group, Inc.

Phone: 858-866-8478 x 847

Email: ir@kulrtechnology.com

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Media Relations:

Further PR

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Q2/2023 Update

Shareholder Letter

KULR

KULR LISTED NYSE

Fellow Shareholders,

It is a privilege to write to you as the CEO of KULR Technology Group ("KULR" or the "Company"). Over the last two years, we have worked very hard to transform KULR from a niche component supplier to NASA and the Department of Defense, to a company with multiple energy management platforms powering the electrification economy.

I am often asked questions about the state of our Company. I would like to take the opportunity to address some of these questions directly and for the benefit of all current and future KULR shareholders. As we continue to focus on increasing shareholder value, helping investors understand our progress is important.

Automated Cell Screening. San Diego, CA

Thermal Runaway Event

I'll start with the topic of sales growth which often comes up. Let me be crystal clear: We are laser focused on growing revenue. We believe that our investments in our brand, team, and technology are paying off. We are refining our sales incentives programs for the sales team to more specifically align their efforts with our sales strategy. Our engineering staff's priorities are evaluated and regularly updated based on our dynamic sales pipeline. We are allocating our valuable engineering resources to optimize for growth while delivering what we believe is the highest quality, best-in-class products and services to our customers on a timely basis. In fact, our revenue per customer in the first quarter of 2023 was $125,000 versus $18,000 in the first quarter of 2022.

In 2Q 2023, we signed contracts with customers representing more revenue than we have signed in any quarter since our founding. KULR has also laid the foundation, with new products, an expanding customer base, and growing customer demand, for continued significant growth. Our demanding customers continue to validate the competitive advantages of our product suite.

At CES this past January, we launched our KULR ONE Platform which includes the KULR ONE Design Solutions ("K1DS") platform and KULR ONE battery module. K1DS consists of both products and services. On the services side, we work with clients to design, test, prototype, and achieve necessary certifications in order to bring their products to market. As such, KULR is an essential, mission critical part of our customers path to production and scaling their own sales. As a part of that effort, we frequently find that our product portfolio which includes patented technology and exclusively licensed products from NASA, are essential to maximizing safety while maintaining required power output, efficiency, and other "we will not compromise" specifications of our clients' products. We are seeing increasing interest in our own one-stop solution, the KULR ONE battery pack. We anticipate the KULR ONE battery pack will be a simpler, faster, more cost-effective way for clients to achieve their high-performance battery requirements in a modular, customizable configuration. Our recent announcement with the US Military is such an effort.

We recently announced receiving a $1.13 million contract from the US Army to develop a safe, high-energy battery storage platform using next generation silicon anode lithium-ion cells. We also recently received an order from the US military

KULR
KULR ONE
CES 2023. Las Vegas, NV

Bomb Calorimetry Testing. San Diego, CA

KULR ONE
KULR ONE & KULR ONE Design Solutions

Impingement Zone Mapping. Houston, TX

to develop high-energy battery packs for uninterruptible power supplies to mobile command centers. Both orders were made possible by K1DS, and we expect to be delivering KULR ONE battery packs once the development, testing, and certification stages are complete. The Company plans to maintain a rapid prototyping manufacturing facility in Texas, in order to serve our customers on a timely basis. When it comes to production scale manufacturing, we will outsource to already identified North American third-parties that can meet our exacting standards. Customer engagements pertaining to electric vehicles, electric aviation, and energy storage for fast-charging infrastructure utilizing the KULR ONE platform continue to gain traction in 2023.

KULR ONE

KULR ONE Battery Pack

KULR

KULR SafeSleeve™ & SafeCase™

Another topic frequently asked about is our advertising and brand recognition efforts. Even with our rich history of serving NASA with our legacy thermal heat sink product line (which we continue to proudly deliver), historically, KULR did not enjoy much brand awareness. We felt that lack of brand awareness was a meaningful hurdle to growing revenue. We had to “get the word out” about KULR. We invested significantly in brand marketing in order to open doors for our sales team. We believe these efforts have proven fruitful and were worthwhile investments as we start to see a return on those marketing dollars.

Below is a summary of our trailing twelve months revenue by quarter which we think illustrates this point.

KULR TTM Revenue
$ 6,000,000
$ 4,000,000
$ 2,000,000
$ 0
2021
2022
2023

Currently, we are re-allocating our resources to targeted marketing efforts vs. brand marketing. For example, we recently held a technical summit in Houston where an esteemed collection of thought leaders gathered to address novel technologies as well as leading issues confronting the battery safety industry across multiple applications. We hosted over two dozen attendees and immediately thereafter had over 80% of attendees inquired about potential business with KULR.

The success of our products and services in the marketplace is now driving word-of-mouth andincreasing incoming interest. The name "KULR" now carries real weight in the marketplace.

KULR CellCheck

Another question, I am asked often is around the size of the market and KULR's potential within it. McKinsey estimates the global lithium battery market to be approximately $400 billion by 2030. KULR operates within the approximately $200 billion portion of the market that includes battery cells, battery packs, and recycling. Some estimates have the battery recycling market alone to reach approximately $23 billion by 2030. Lithium-ion battery safety is a critical bottleneck for the growth for many

Automated Cell Screening. San Diego, CA

industries. We believe that our product and services platforms can serve as mission critical across multiple sectors given that we sit at the intersection of sustainability, electrification, clean energy, and mobility. The increasing demand from consumer, commercial, industrial, and government markets, along with the growing regulatory requirements in these areas, drive further demand for tested and proven solutions such as ours.

Our customer engagement process is another topic that frequently comes up. Our customer engagement process starts with analysis and design. This is where our expert engineers evaluate the battery cells, understand energy release, provide multi-physics modeling using computers to simulate what happens in real life, and then design the battery pack based on that analysis. After analysis and design, we build a prototype and conduct extensive testing. After testing and any necessary refinements, we help the customer go through any necessary safety certification. This process has historically taken up to three years, depending on the customer's requirements.

When a customer's production scales up in volume, our revenue scales up with it as our solutions are built into their products that are specifically certified as designed. As we have been working with many customers on the design, analysis, prototyping, testing, and achieving certifications, we anticipate seeing this transition to scale production in the coming quarters. While we don't control all the variables that dictate how big an order is, when an order comes in, or how fast orders ramp-up, we believe that we are expanding our customer base and achieving success with certifications for customers with whom we have been working. The expanding customer base and additional certifications should help mitigate the timing effects of any one customer's order.

With respect to K1DS, our goal is to shorten the cycle time from initial design to readiness for manufacturing for production to under one year. As more customers come to us at the initial stages of their battery design/development cycle, we can reduce timelines by utilizing K1DS. We believe that we are achieving this with the US Army battery pack, having already started the design phase in April 2023, and being on schedule to achieve manufacturing readiness by April 2024.

Another topic of interest is the competitive landscape. Without addressing our specific competitors, I will highlight that our products are chosen by many of the most demanding customers in the marketplace for many of their most mission critical projects. We are proud of our legacy thermal management products and the current KULR technology that protects the astronauts on the International Space Station and all NASA manned space missions. Our growth trajectory speaks to increasing customer demand and our ability to deliver products with critical benefits for our customers.

The topic of financing is another frequently asked question. KULR ended the first quarter of 2023 with approximately $7.2 million in cash on our balance sheet. As we grow and proactively manage costs, we are working toward becoming and remaining cash flow positive. As I noted above, the second quarter of this year is shaping up to be record breaking for KULR. More broadly, our sales pipeline is currently the most robust it has been since our founding. Since management is a significant owner of KULR common stock, we are aligned with KULR investors in the desire to maximize the per share value of KULR common stock for the long term.

On behalf of myself and all of my teammates at KULR, thank you for your continued support.

Michael Mo
Co-Founder & Chief Executive Officer
KULR Technology Group, Inc.